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                                                                   Exhibit 11


              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                      (In thousands, except per share data)




                                                                    THREE MONTHS ENDED               NINE MONTHS ENDED
                                                                       SEPTEMBER 30,                    SEPTEMBER 30,
                                                                   1997            1996            1997            1996
Computation of income per common share:

     Net income (pro forma for 1996)                              $1,332          $  716          $3,565          $1,464
                                                                  ======          ======          ======          ======

Shares:
     Weighted average shares outstanding                           8,359           6,000           8,324           6,000

Add:
     Shares issuable from assumed exercise of options as
     determined by the application of the treasury stock
     method                                                          513             293             520             293
                                                                  ------          ------          ------          ------

     Weighted average common and common equivalent
     shares outstanding                                            8,872           6,293           8,844           6,293
                                                                  ======          ======          ======          ======

     Net income per common share (pro forma for 1996)             $  .15          $  .11          $  .40          $  .23
                                                                  ======          ======          ======          ======


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